Exhibit 99.1

Global Aircraft Solutions Announces Delay in SEC Form 10-K Filing and Provides Revised Guidance

Tucson, Ariz. — March 29, 2007 — Global Aircraft Solutions, Inc. (OTCBB: GACF.OB), an integrated aviation company engaged in aircraft trading, aircraft parts sales, and scheduled maintenance, repair and overhaul (MRO) services for commercial airlines, charter airlines and aviation leasing companies, today announced that it has filed a Form 12b-25 with the SEC requesting an extension for filing its 2006 Form 10-K. The Company is requesting this extension solely due to the absence of timely financial information from its joint venture partner JetGlobal. Specifically, in its Form 12b-25 filing the Company stated:

“The Registrant hereby represents that it is unable to file its Annual Report on Form 10-K for the period ended December 31, 2006 without unreasonable effort or expense. The Auditor for the Company requires additional time to complete the preparation of the annual financial statements for 2006 to be included therein because additional time is required for the Auditor to complete its assessment of the financial statements of JetGlobal which is a limited liability company of which the Company became a 30% member in 2005 in furtherance of the Company’s aircraft trading operations. The auditor’s inability to complete its audit of Company’s consolidated financial statements within the necessary period of time is further evidenced by the statement of the auditor, which is attached hereto as Exhibit A. The Registrant further represents that the Form 10-K will be filed by no later than the 15th day following the date on which the Form 10-K was due.”

Ian Herman, Chairman of Global Aircraft Solutions, commented, “Unfortunately, despite our many efforts, we were unable to impress upon the majority owners of JetGlobal the importance to our public company of timely financial information. In the end, in cooperation with our auditors, we generated JetGlobal’s financial statements ourselves. Now that we have gone through that exercise, we are in a position to ensure that, going forward, we will have timely financial data from JetGlobal.”

On November 15, 2006, Global Aircraft Solutions, Inc. (“Global”) issued a Press Release announcing, among other things, revised guidance regarding expected earnings for fiscal year 2006. In connection with the announcement, Global hosted a conference call on November 17, 2006, which also provided earnings guidance for fiscal year 2006. In the press release the Company stated, “We fully expect to show strong year-over-year improvement from 2005 to 2006 and to continue to show strong year-over-year growth for the foreseeable future.” Similar statements were also expressed during the conference call of November 17, 2006.

Management regrets to announce that the guidance provided in the press release of November 15, 2006 and the conference call of November 17, 2006 has now been revised downward. Specifically, while the Company will still show a profit for 2006, both net sales and net profit for 2006 will fall short of those posted for 2005.

The Company further advises that it will show a loss for the fourth quarter 2006. This loss is largely attributable to cash flow issues primarily resulting from rapid growth in the amount of the receivables due from Avolar, non-distribution of profit and equity by JetGlobal, and non-collection of receivables from BCI Aircraft Leasing. Management has taken action to address these short-term problems and remains confident in the Company’s growth and profitability prospects for the future. All these issues, and others, will be addressed in detail in the Company’s forthcoming SEC Form 10-K and subsequent conference call.

John Sawyer, President of Global Aircraft Solutions, Inc., stated, “I deeply regret that our string of three years of profitable quarters dating back to the fourth quarter 2003 has come to an end. I take full responsibility for the events that led to the loss in the fourth quarter 2006. I want to assure our shareholders that we have taken concrete steps to correct the status of the Avolar, JetGlobal and BCI accounts. I want to emphasize that the issues that led to our poor financial performance last quarter are both short-term and correctable. I have absolutely no doubt that the Company will return to renewed growth and profitability in the near term.”

About Global Aircraft Solutions -

Global Aircraft Solutions provides parts support and maintenance, repair and overhaul (MRO) services for large passenger jet aircraft to scheduled and charter airlines and aviation leasing companies. Hamilton Aerospace and World Jet, both divisions of Global Aircraft Solutions, operate from adjacent facilities comprising about 35 acres located at Tucson International Airport. These facilities include hangars, workshops, warehouses, offices and other buildings. Notable customers include Avolar Airlines, BCI Aircraft Leasing, Jetran International, Goodrich Corporation, AAR, the Mexican Presidential Fleet, Pegasus Aviation, Shaheen Airlines, Iraqi Airways, Royal Khmer Airlines and Alant Soyuz.

Global’s website is located at www.globalaircraftsolutions.com. The Hamilton Aerospace website is located at www.hamaerotech.com.

Except for the historical information presented, this press release contains “forward-looking statements” made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 or regulations thereunder including, but not limited to expected and estimated revenue and earnings. Forward-looking statements are made based upon management’s expectations and belief concerning future developments and their potential effect upon the Company. There can be no assurance that future developments will be in accordance with management’s expectations or that the effect of future developments on the Company will be those anticipated by management.

The words “believes,” “expects,” “intends,” “plans,” “anticipates,” “hopes,” “likely,” “will,” and similar expressions identify such forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of the Company or its subsidiaries or industry results, to differ materially from future results, performance or achievements expressed or implied by such forward-looking statements. These risks include the economic health of the airline industry, demand for Global Aircraft Solutions’ services, and competitive pricing pressures.

In addition, other risks are detailed in Global’s Form 10-KSB for the year ended December 31, 2005, Global’s Form 10-Q for the quarter ended March 31, 2006, Global’s 10-Q for the quarter ended June 30, 2006 and Global’s Form 10-Q for the quarter ended September 30, 2006. These statements speak only as of above date, and Global disclaims any intent or obligation to update them.

Contact:
Global Aircraft Solutions
Ian Herman, (520) 275-6059
iherman@hamaerotech.com
or
Alliance Advisors, LLC
Alan Sheinwald, 914-669-0222
asheinwald@allianceadvisors.net